ACNB CORPORATION

Computershare

Computershare Trust Company, N.A.
PO Box 505000
Louisville, KY 40233-5000
Telephone: 800 368 5948
www.computershare.com/investor

* TEST ONLY DO NOT MAIL *

TEST NAME 111BB
250 ROYALL STREET
TAMPA FL 33625

Holder Account Number

C0000000000 I ND

Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example. A B C 1 2 3 X

Dividend Reinvestment Plan - Enrollment Form

Please refer to the Plan prospectus or brochure before enrolling. (If you do not want to enroll in the Plan and you want to receive all your dividends in cash you do not need to complete this form.)

Check one box only. If you do not check any box, then FULL DIVIDEND REINVESTMENT will be assumed. If the Plan permits, you may make optional cash investments at any time under each of the participation options below.

☐ **Full Dividend Reinvestment**
Please mark this box if you wish to reinvest all dividends that become payable on this account, on all stock now held or any future holdings, including shares purchased with optional cash investments.

☐ **Partial Dividend Reinvestment by Shares**
Please mark this box and specify the number of whole shares on which you wish to have dividends reinvested. The dividends on all remaining shares or any future holdings, including shares purchased with optional cash investments, will be paid in cash.

Partial Share Amount

By participating in the Plan, I agree to be bound by the terms and conditions of the prospectus or brochure that governs the Plan. I have read and fully understand the terms and conditions of the prospectus or brochure. I further agree that my participation in the Plan will continue until I notify Computershare in writing that I desire to terminate my participation in the Plan. Upon providing such notification, I acknowledge that my withdrawal from the Plan will be subject to the terms and conditions of the prospectus or brochure that governs the Plan.

Enrollment forms will be processed within 5 business days of receipt. Confirmation of enrollment will not be mailed; however, a transaction statement will be mailed once there is activity in your account. If you would like to confirm your enrollment in the Plan, please call us at the above referenced telephone number.

To be valid, this form must be signed by all registered shareholders. If you do not sign and return this form, you will continue to receive dividend payments in cash.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.

Date (mm/dd/yyyy) / /

Daytime Telephone Number

Please return completed form to:

Computershare
PO Box 505000
Louisville, KY 40233-5000

4 8 U E F N C A N

00H2FC

Please see important PRIVACY NOTICE on reverse side of statement

001CS0003.sam.101258_-1/000113/000196/i

Privacy Notice At Computershare, we take privacy seriously. In the course of providing services to you in connection with employee stock purchase plans, dividend reinvestment plans, direct stock purchase plans, direct registration services and/or custody services, we receive nonpublic, personal information about you. We receive this information through transactions we perform for you, from enrollment forms, automatic debit forms, and through other communications with you in writing, electronically, and by telephone. We may also receive information about you by virtue of your transaction with affiliates of Computershare or other parties. This information may include your name, address (residential and mailing), social security number, bank account information, stock ownership information, date of birth, government-issued identification number, and other financial information. With respect both to current and former customers, Computershare does not share nonpublic personal information with any non-affiliated third-party except as necessary to process a transaction, service your account or as required or permitted by law. Our affiliates and outside service providers with whom we share information are legally bound not to disclose the information in any manner, unless required or permitted by law or other governmental process. We strive to restrict access to your personal information to those employees who need to know the information to provide our services to you. Computershare maintains physical, electronic and procedural safeguards to protect your personal information. Computershare realizes that you entrust us with confidential personal and financial information and we take that trust very seriously. OOH06A (Rev. 7/12)